Exhibit 10.2
ESCROW AGREEMENT
This Escrow Agreement is made and entered into this 11th day of March, 2011 (this “Agreement”) by and among NBTY FLORIDA, INC., a Delaware corporation (“Buyer”), VITARICH LABORATORIES, INC., a Delaware corporation (“Seller”), and FARRELL FRITZ, P.C. (“Escrow Agent”) and solely for purposes of Section 17 hereof, ARGAN, INC., a Delaware corporation.
RECITALS
A. Buyer and Seller are parties to an Asset Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), pursuant to which Buyer is, contemporaneously with its execution and delivery of this Agreement, acquiring from Seller the Acquired Assets (as defined in the Purchase Agreement”);
B. Pursuant to Section 3.4 of the Purchase Agreement, Seller and Buyer have agreed to enter into this Agreement and to have Buyer provide the Escrow Amount (as hereinafter defined) to Escrow Agent; and
C. Escrow Agent is willing to act as escrow agent pursuant to the terms and conditions of this Agreement;
NOW, THEREFORE, in consideration of the mutual promises of the parties hereto and the terms and conditions hereof, the parties hereto hereby agree as follows:
1. Definitions. Defined terms used but not otherwise defined herein have the meanings given them in the Purchase Agreement.
2. Appointment of Escrow Agent. Buyer and Seller hereby appoint Farrell Fritz, P.C., as escrow agent, to act in accordance with the terms and conditions set forth in this Agreement, and Escrow Agent hereby accepts such appointment and agrees to act in accordance with such terms and conditions.
3. Establishment of Escrow.
(a) Buyer has deposited with Escrow Agent, contemporaneously with the execution and delivery hereof, $2,300,000 by wire transfer of immediately available funds (the “Escrow Amount”; the Escrow Amount and all Interest (as hereinafter defined) not theretofore distributed pursuant to Section 5 hereof being referred to herein as the “Escrow Fund”).
(b) Escrow Agent agrees to hold the Escrow Fund in a separate bank account, in trust for the benefit of Buyer and Seller in accordance with the terms hereof.

4. Receipt and Investment of Funds.
(a) Escrow Agent hereby acknowledges receipt of the Escrow Amount from Buyer on the date hereof and agrees to hold such funds in an interest bearing account at People’s United Bank in the name of Escrow Agent, from and after the date hereof, or in such other account or such investments as may be designated in a joint notice of Buyer and Seller and agreed to by Escrow Agent, such agreement not to be unreasonably withheld. Escrow Agent agrees to hold all interest and other distributions or gains derived from such investments and reinvestment, if any (collectively, “Interest”), in escrow hereunder and upon receipt Escrow Agent shall cause such Interest to be added to the Escrow Fund.
(b) Escrow Agent shall have the right to liquidate any investments held hereunder, but only if necessary to make payments required under this Agreement. Escrow Agent shall not have any liability for any loss sustained as a result of any investment made pursuant to the instructions of the parties hereto or in accordance with the provisions hereof, or as a result of any liquidation of any investment prior to its maturity in accordance with the provisions hereof or for the failure of the parties to give Escrow Agent instructions to invest or reinvest the Escrow Fund or any earnings thereon.
5. Distribution of the Escrow Fund.
(a) Escrow Agent is authorized by all of the parties hereto to disburse the Escrow Fund as follows:
(i) in accordance with the instructions set forth in any written letter of direction executed by both Buyer and Seller;
(ii) Escrow Agent shall disburse to Buyer all or any portion of the Escrow Fund if so instructed by Seller pursuant to a written letter of direction executed by Seller, a copy of which shall be delivered by Seller to Buyer;
(iii) Escrow Agent shall disburse to Seller all or any portion of the Escrow Fund if so instructed by Buyer pursuant to a written letter of direction executed by Buyer, a copy of which shall be delivered by Buyer to Seller;
(iv) Escrow Agent shall disburse to Buyer on the twentieth (20th) Business Day following Escrow Agent’s receipt from Buyer of a copy of a written notice which certifies that such notice constitutes a notice of claim or demand which has given rise to, or is expected to give rise to, a claim by Buyer for indemnification under the Purchase Agreement delivered by Buyer pursuant to Section 9.4.1 of the Purchase Agreement along with a written request from Buyer addressed to both Escrow Agent and Seller for such payment from the Escrow Fund (a “Release Request”), all or any portion of the Escrow Fund as is specified in such Release Request, unless prior to such twentieth (20th) Business Day Escrow Agent receives a written notice from Seller requesting that Escrow Agent not make all or a portion of such disbursement to Buyer because Seller is in good faith disputing such claim or such portion thereof (in which case Escrow Agent shall retain such disputed portion of the Escrow Fund until such date as Buyer and Seller shall have resolved any dispute related to any disputed portion of any claim to which such Release Request applies and, upon written notice thereof from Buyer and Seller, Escrow Agent shall distribute to Buyer the amount to which such resolution applies); or

(v) Escrow Agent shall disburse the Escrow Fund as follows:
1.
During the period commencing on the date hereof and ending on the nine (9) month anniversary thereof, Escrow Agent shall disburse to Seller in accordance with the written instructions of Buyer, an amount equal to the Inventory Value of the Acquired Inventory sold, used or consumed and Acquired A/R collected during the immediately preceding calendar quarter, less (x) any amount by which the aggregate Assumed A/P paid by Buyer from and after the date hereof exceeds $685,000, as reflected in the quarterly Post Closing Statement delivered to Seller pursuant to Section 4.3 of the Purchase Agreement, and less (y) the aggregate amount of any claims for which Escrow Agent has received copies of Release Requests which are then pending including any Release Requests or portions thereof subject to dispute under clause (iv) above. All amounts pursuant to subsections (x) and (y) of this paragraph are collectively referred to herein as “Disbursement Deductions.”

2.
Promptly on December 12, 2011, Escrow Agent shall release to Buyer the then existing balance of the Escrow Fund, less any Disbursement Deductions, and less any amounts set forth in a written notice delivered by Seller to Buyer and Escrow Agent (a “Seller Objection Notice”) which Seller Objection Notice shall state that Seller challenges the amounts described in one or more of the Post-Closing Statements. The Seller Objection Notice shall specify the amount that Seller asserts is payable to Seller pursuant to Section 4.3 of the Purchase Agreement and shall describe in reasonable detail the basis for Seller’s objection.

3.
Any Disbursement Deductions or other funds continuing to be held by Escrow Agent following December 12, 2011, shall only be disposed of as otherwise provided in clauses (i) through (iv) of this Section 5(a).

(b) Copies of all notices or other documents received by Escrow Agent from Seller or Buyer pursuant to this Agreement shall be delivered by facsimile and overnight next Business Day delivery service to Buyer or Seller, respectively, within two (2) Business Days after receipt thereof by Escrow Agent.
(c) If a dispute arises between Buyer and Seller with respect to the Escrow Fund, the Escrow Agent may (but without obligation to do so) institute an appropriate interpleader action in any court of competent jurisdiction. The Escrow Fund shall be deposited with the court in which such interpleader action is filed and, in such event, Escrow Agent shall be relieved of and discharged from any and all obligations and liabilities under and pursuant to this Agreement with respect to that portion of the Escrow Fund.

(d) Upon the written request of any party hereto, Escrow Agent shall promptly mail to the requesting party copies of any or all bank statements received by Escrow Agent with respect to the Escrow Fund.
(e) Escrow Agent, in the exercise of its sole discretion, may at any time, with thirty (30) days prior written notice to Buyer and Seller, resign as Escrow Agent hereunder. If by the thirtieth (30th) day after the giving of such notice a successor Escrow Agent has been appointed and accepted appointment, Escrow Agent shall deliver the Escrow Fund to such successor. If by the thirtieth (30th) day after the giving of such notice no successor has been appointed and accepted appointment, Escrow Agent may institute an appropriate interpleader action, and deposit the Escrow Fund with the court in which such interpleader action is filed. In either of the foregoing events (i.e., the institution of the interpleader action or delivery of the Escrow Fund to a successor Escrow Agent), Escrow Agent shall be relieved of and discharged from any and all obligations and liabilities under and pursuant to this Agreement.
6. Exculpation and Indemnification of Escrow Agent.
(a) Escrow Agent will have no duties or responsibilities other than those expressly set forth herein. Escrow Agent will be under no liability to any Person by reason of any failure on the part of any party hereto (other than Escrow Agent) or any maker, endorser or other signatory of any other document to perform such Person’s obligations hereunder or under any such other document. Except for this Agreement and instructions to Escrow Agent pursuant to the terms of this Agreement, Escrow Agent is not obligated to recognize any agreement between or among any or all of the Persons referred to herein, notwithstanding its knowledge thereof.
(b) Escrow Agent will not be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith and in the exercise of its own best judgment, and may rely conclusively on, and will be protected in acting upon, any order, notice, demand, certificate, or opinion or advice of counsel (including counsel chosen by Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is reasonably believed by Escrow Agent to be genuine and to be signed or presented by the proper Person or Persons. Escrow Agent shall not incur any liability for following the instructions herein contained or expressly provided for, or written instructions given by the parties hereto in accordance with the provisions hereof.
(c) Escrow Agent will be indemnified and held harmless jointly and severally by all of the other parties to this Agreement from and against any expenses, including reasonable counsel fees and disbursements, damages or losses suffered by Escrow Agent in connection with any claim or demand which in any way, directly or indirectly, arises out of or relates to this Agreement or the services of Escrow Agent hereunder (the “Losses”); except, if Escrow Agent is guilty of willful misconduct, fraud or gross negligence under this Agreement. If Escrow Agent shall be determined by a final and non-appealable judgment of a court of competent jurisdiction to have been guilty of willful misconduct, fraud or gross negligence it will be liable for resulting damages, provided that under no circumstances will Escrow Agent have any liability for punitive or consequential damages. Promptly after the receipt by Escrow Agent of notice of any such demand or claim or the commencement of any action, suit or proceeding related to such demand or claim, Escrow Agent will notify the other parties hereto in writing, but failure by Escrow Agent to so notify the other parties hereto shall not affect the duties or obligations of such parties unless such party is prejudiced hereby. For the purposes hereof, Losses will include, among other things, all amounts paid or payable to satisfy any such claim or demand, or in settlement of any such claim, demand, action, suit or proceeding settled with the express written consent of the parties hereto, and all costs and expenses, including, but not limited to, reasonable counsel fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit or proceeding.
7. Compensating of Escrow Agent. Each of Seller and Buyer will pay one-half of the compensation that Escrow Agent will be entitled to receive for all services rendered by it hereunder (which compensation is described in Schedule I hereto), and out-of-pocket expenses paid or incurred by Escrow Agent in the administration of its duties hereunder, including, but not limited to, all reasonable counsel, advisors’ and agents’ fees and disbursements.
8. Method of Disbursement by Escrow Agent. All payments by Escrow Agent to any party to this Agreement will be made by wire transfer of immediately available funds to an account designated in writing by such party. In the event any payment or disbursement is required by the terms hereof to be made on a date that is not a Business Day, such payment or disbursement shall be made on the next succeeding Business Day.
9. Records. Escrow Agent shall maintain accurate records of all transactions hereunder. The authorized representatives of Buyer and Seller shall also have access to such books and records at all reasonable times during normal business hours upon reasonable notice to Escrow Agent.
10. Notice. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telefax or other electronic transmission service to be the appropriate address or number as set forth below.
If to Seller, to:
VITARICH LABORATORIES, INC.
c/o ARGAN, INC.
One Church Street, Suite 201
Rockville, Maryland 20850
Facsimile No.: (301) 315-0064
Attention: Chairman and Chief Executive Officer

With a copy (which shall not constitute notice) to:
ROBINSON & COLE LLP
1055 Washington Boulevard
Stamford, CT 06901
Facsimile: (203) 462-7599
Attention: Richard A. Krantz, Esq.
or at such other address and to the attention of such other person as Seller may designate by written notice to Buyer and Escrow Agent.
If to Buyer, to:
NBTY FLORIDA, INC.
c/o NBTY, INC.
2100 Smithtown Avenue
Ronkonkoma, NY 11779
Attn: President
Facsimile: (631) 567-7148
With a copy (which shall not constitute notice) to:
FARRELL FRITZ, P.C.
1320 RXR Plaza
Uniondale, NY 11556
Attn: Robert C. Creighton, Esq.
Facsimile: (516) 336-2205
or at such other address and to the attention of such other person as Buyer may designate by written notice to Seller and Escrow Agent.
Notices to Escrow Agent shall be addressed to:
FARRELL FRITZ, P.C.
1320 RXR Plaza
Uniondale, NY 11556
Attn: Robert C. Creighton, Esq.
Facsimile: (516) 336-2205
or at such other address and to the attention of such other person as Escrow Agent may designate by written notice to Seller and Buyer.
11. Counterparts and Facsimile. This Agreement may be executed in one or more counterparts, and by the parties hereto in separate counterparts, each of which, when executed, shall be deemed an original, but all of which taken together shall constitute one and the same agreement. Any such counterpart signature page may be attached to the body of a copy of this Agreement to form a complete, integrated whole. Delivery of an executed signature page by facsimile transmission or PDF file shall be effective delivery of a manually signed counterpart of this Agreement.

12. Monetary Units. All amounts referred to herein are expressed in United States dollars and all payments by Escrow Agent shall be made in such dollars.
13. Assignment and Modification. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party hereto will assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other parties hereto, except that any successor in interest to Escrow Agent shall be considered a successor in interest to Escrow Agent with respect to this Agreement, without the necessity of obtaining such prior written consent. This Agreement may be changed or modified only in writing signed by all the parties hereto.
14. Choice of Law; Headings. This Agreement will be governed by and construed in accordance with the laws of the State of New York (without reference to the principles of conflicts of laws). Headings in this Agreement are for the purposes of reference only and shall not limit or otherwise affect any of the terms hereof.
15. Tax Matters. Escrow Agent shall promptly forward to the other parties a copy of any Internal Revenue Service Form(s) that Escrow Agent receives from People’s United Bank regarding the Escrow Funds, including, among others, forms reporting interest income earned by the Escrow Fund. All interest earned on any funds held by Escrow Agent pursuant to this Agreement shall be considered the currently reportable income of Seller for federal income tax purposes. Should Escrow Agent become liable for the payment for taxes, including withholding taxes, relating to income derived from any funds held by it pursuant to this Agreement or any payment made hereunder, Escrow Agent may request payment for such taxes from the party for whose benefit the applicable income was derived and, if such party does not comply with such request, pay such taxes from such funds and the party for whose benefit such taxes were paid shall replenish the funds by such amount.
16. Certain Rights of Escrow Agent. In the event that Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligations shall be to perform its obligations set forth in Section 4(a) and to keep safely all property held in escrow until it shall be directed otherwise in writing by all of the other parties hereto or by a final order or judgment of a court of competent jurisdiction or until such matter is otherwise resolved to Escrow Agent’s satisfaction.
17. Waiver; Consent. The parties to this Escrow Agreement and Argan, Inc., the parent of Seller (a) acknowledge that Escrow Agent represents Buyer and has in the past represented NBTY, Inc., the parent of Buyer and (b) agree that Escrow Agent’s services under this Escrow Agreement shall not prevent Escrow Agent from representing Buyer or NBTY, Inc. in any other matter unrelated to the subject matter of this Escrow Agreement, and (c) consent to Escrow Agent’s representation of Buyer or NBTY, Inc. in any other matter unrelated to the subject matter of this Escrow Agreement.

[SIGNATURE PAGE FOLLOWS THIS PAGE]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first above written.

NBTY FLORIDA, INC.
By:
Name:
Title:

VITARICH LABORATORIES, INC.
By:
Name:
Title:

FARRELL FRITZ, P.C., as Escrow Agent
By:
Name:
Title:

Solely As to Section 17 ARGAN, INC.
By:
Name:
Title:

SCHEDULE I
none